Filed Pursuant to Rule 433

Registration No. 333-213861

October 27, 2017

PRICING TERM SHEET

Santander UK plc

U.S.$ 1,200,000,000 2.125% Notes due 2020

Issuer:	Santander UK plc

Expected Issue Ratings:	Aa3 (stable) (Moody’s) / A (negative) (S&P) / A (RWP) (Fitch)*

Status:	Senior, Unsecured

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$1,200,000,000

Trade Date:	October 27, 2017

Settlement/Issue Date:	November 3, 2017, which is the fifth Business Day after the Trade Date

Maturity Date:	November 3, 2020

Interest Rate:	2.125% per annum (semi-annual)

Interest Payment Dates:	Each May 3 and November 3, commencing on May 3, 2018 and ending on the Maturity Date

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Following Business Day Convention

Day Count Fraction:	30/360, unadjusted

Benchmark Treasury:	T 1.625% due October 2020

Benchmark Price and Yield:	99-23 / 1.723%

Spread to Benchmark:	T+ 52 bps

Re-offer Yield:	2.243% (semi-annual)

Price to Public:	99.659% of the principal amount

Underwriting Discount:	0.200% of the principal amount

All-in Price:	99.459%

All-in Yield:	2.313% (semi-annual)

Net Proceeds (before expenses):	$1,193,508,000

Agreement with Respect to the Exercise of UK Bail-in Power

Notwithstanding any other term of the notes, the indenture or any other agreements, arrangements, or understandings between the Issuer and any holder of notes, by its acquisition of the notes, each holder of notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of the UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the notes into shares, other securities or other obligations of the Issuer or another person (and the issue to or conferral on the holders of notes of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the notes; (iii) the cancellation of the notes; (iv) the amendment or alteration of the maturity of the notes or amendment of the amount of interest payable on the notes, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the notes, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.

For these purposes, “Amounts Due” are the principal amount of, and accrued but unpaid interest, including any Additional Amounts (as defined in the preliminary prospectus supplement for the offering to which this communication relates) due on, the notes. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.

For purposes of the notes, the “UK bail-in power” is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms (“BRRD”) as amended from time to time, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the “relevant UK resolution authority” is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.

By its acquisition of the notes, each holder of the notes (including each holder of a beneficial interest in the notes), to the extent permitted by the Trust Indenture Act of 1939, will waive any and all claims, in law and/or in equity, against the trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes.

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the preliminary prospectus supplement, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc., Santander Investment Securities Inc. and UBS Securities LLC

Paying Agent and Trustee:	Wells Fargo Bank, National Association

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US80283LAP85

CUSIP:	80283L AP8

Expected Listing:	New York Stock Exchange

Governing Law:	The notes and the indenture will be governed by the laws of the State of New York.

U.S.$300,000,000 Floating Rate Notes due 2020

Issuer:	Santander UK plc

Expected Issue Ratings:	Aa3 (stable) (Moody’s) / A (negative) (S&P) / A (RWP) (Fitch)*

Status:	Senior, Unsecured

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$300,000,000

Trade Date:	October 27, 2017

Settlement/Issue Date:	November 3, 2017, which is the fifth Business Day after the Trade Date

Maturity Date:	November 3, 2020

Interest Rate:	The then-applicable U.S. dollar three-month LIBOR rate plus 0.300%

Interest Payment Dates:	Each February 3, May 3, August 3 and November 3, commencing on February 3, 2018 and ending on the Maturity Date

Interest Reset Dates:	Each February 3, May 3, August 3 and November 3

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Modified Following Business Day Convention

Day Count Fraction:	Actual/360, adjusted

Price to Public:	100.000%

Underwriting Discount:	0.200%

All-in Price:	99.800%

Net Proceeds (before expenses):	$299,400,000

Agreement with Respect to the Exercise of UK Bail-in Power

Notwithstanding any other term of the notes, the indenture or any other agreements, arrangements, or understandings between the Issuer and any holder of notes, by its acquisition of the notes, each holder of notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of the UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the notes into shares, other securities or other obligations of the Issuer or another person (and the issue to or conferral on the holders of notes of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the notes; (iii) the cancellation of the notes; (iv) the amendment or alteration of the maturity of the notes or amendment of the amount of interest payable on the notes, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the notes, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.

For these purposes, “Amounts Due” are the principal amount of, and accrued but unpaid interest, including any Additional Amounts (as defined in the preliminary prospectus supplement for the offering to which this communication relates) due on, the notes. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.

For purposes of the notes, the “UK bail-in power” is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms (“BRRD”) as amended from time to time, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the “relevant UK resolution authority” is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.

By its acquisition of the notes, each holder of the notes (including each holder of a beneficial interest in the notes), to the extent permitted by the Trust Indenture Act of 1939, will waive any and all claims, in law and/or in equity, against the trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes.

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the preliminary prospectus supplement, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc., Santander Investment Securities Inc. and UBS Securities LLC

Calculation Agent, Paying Agent and Trustee:	Wells Fargo Bank, National Association

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US80283LAQ68

CUSIP:	80283L AQ6

Expected Listing:	New York Stock Exchange

Governing Law:	The notes and the indenture will be governed by the laws of the State of New York.

Concurrent offering by Santander UK Group Holdings plc: Santander UK Group Holdings plc, of which we are a wholly-owned subsidiary, has agreed on the date herehof to issue $1,000,000,000 3.823% Fixed Rate/Floating Rate Notes due 2028, which it expects to deliver to purchasers on or about November 3, 2017

****

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  The ratings are subject to revision or withdrawal at any time by Moody’s, S&P or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Santander UK plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Santander UK plc has filed with the SEC for more complete information about Santander UK plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Santander UK Group Holdings plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Nomura Securities International, Inc. at 1-800-638-2268, Santander Investment Securities, Inc. toll free at 1-855-403-3636 and UBS Securities LLC toll free 1-888-827-7275.